November 2009

Preliminary Terms No. 243 Registration Statement No. 333-156423 Dated November 10, 2009 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies
95% Capital Protected Capped Currency-linked Notes due November 20, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Australian dollar + Brazilian real + Canadian dollar + Norwegian krone
Partially Capital Protected Capped Currency-linked Notes provide investors with exposure to an individual currency or a basket of currencies and guarantee the return of a substantial percentage of the principal amount if held to maturity. They are for investors who are willing to risk loss of some of their initial investment and forgo market interest rates in exchange for partial principal protection and upside exposure to the underlying currency or basket of currencies, subject to a cap. The return on the notes will be based on the appreciation, if any, of the basket of four currencies relative to the U.S. dollar. The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	November 13, 2009
Original issue date:	November 20, 2009 (5 business days after the pricing date)
Maturity date:	November 20, 2011
Minimum payment amount:	$950 (95% principal protection)
Interest:	None
Basket:	Basket Currencies	Weighting
	Australian dollar (“AUD”)	25%
	Brazilian real (“BRL”)	25%
	Canadian dollar (“CAD”)	25%
	Norwegian krone (“NOK”)	25%
Payment at maturity:	$950 + supplemental redemption amount, if any, subject to the maximum payment at maturity. In no event will the payment at maturity be less than $950 or greater than the maximum payment at maturity.
Maximum payment at maturity:	$1,205 per note (120.50% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date but will not be less than 120.50%.
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies
Participation rate:	170%. The actual participation rate will be determined on the pricing date but will not be less than 170%.
Currency performance:
With respect to BRL, CAD and NOK:
(initial exchange rate / final average exchange rate) – 1
With respect to AUD:
(final average exchange rate / initial exchange rate) – 1
Under the terms of the notes, a positive currency performance means the basket currency has appreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has depreciated relative to the U.S. dollar.

Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of such basket currency as represented by the following formula: currency performance x weighting
Initial exchange rate:	The exchange rate on the pricing date
Final average exchange rate:	The average of the exchange rates on each of the valuation dates
Exchange rate:
With respect to BRL, CAD and NOK: the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source described herein.
With respect to AUD: the rate for conversion of U.S. dollars into one AUD as determined by reference to the applicable reference source described herein.

Valuation dates:	November 9, 2011, November 10, 2011, November 14, 2011, November 15, 2011 and November 16, 2011
Minimum purchase amount:	$10,000 / 10 notes
Denominations:	$1,000 and integral multiples thereof
CUSIP / ISIN:	617482JN5 / US617482JN51
Listing:	The notes will not be listed on any securities exchange.
Commissions and Issue Price:	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer
Per Note	100%	%	%
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $  per note, and the placement agent with respect to sales made to such accounts will forgo any fees.
(2) For additional information, see “Supplemental information regarding plan of distribution” in these preliminary terms and “Plan of Distribution” in the accompanying prospectus supplement for partially capital protected currency-linked notes.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement for Partially Capital Protected Currency-linked Notes dated December 23, 2008
Prospectus dated December 23, 2008
THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.
JPMorgan
Placement Agent
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

95% Capital Protected Capped Currency-Linked Notes due November 20, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Investment Overview

The 95% Capital Protected Capped Currency-Linked Notes due November 20, 2011 (the “notes”), issued by Morgan Stanley, provide investors with an opportunity to gain direct exposure to the performance of an equally-weighted basket of four currencies relative to the U.S. dollar with protection of 95% of the initial investment if held to maturity.

If, at maturity, the weighted basket of four currencies (the “basket”) has appreciated as a whole relative to the U.S. dollar, as measured on five valuation dates, the investment will return $950 plus 170% of the amount of such appreciation (e.g. a 10% appreciation will return 95% of principal plus a supplemental redemption amount equal to 17% of the stated principal amount, for a total return of 12% of the stated principal amount), subject to a maximum payment at maturity of 120.50% of the stated principal amount. If the basket has not appreciated or has depreciated, the investment will return 95% of the stated principal amount at maturity. Furthermore, if the basket has appreciated by less than approximately 2.9412%, the investment will return less than par at maturity. There will be no interest payments on the notes.

Maturity:	2 years
Protection at maturity:	95% of principal
Payment at maturity:
(i) If the basket appreciates:
Þ $950 plus 170% of the positive performance of the basket; subject to the maximum payment at maturity of $1,205
(iii) If the basket depreciates or does not appreciate
Þ $950

Basket Overview

Basket Currency	Weighting	Quotation Convention
Australian dollar (“AUD”)	25%	units of USD / 1 AUD
Brazilian real (“BRL”)	25%	units of BRL / 1 USD
Canadian dollar (“CAD”)	25%	units of CAD / 1 USD
Norwegian krone (“NOK”)	25%	units of NOK / 1 USD

Basket Historical Performance January 1, 2004 to November 6, 2009

The graph sets forth the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2004 to November 6, 2009 and illustrates the effect of any offset and/or correlation among the basket currencies relative to the U.S. dollar during such period. The graph does not take into account the participation rate on the notes, nor does it attempt to show your expected return on an investment in the notes at maturity. You cannot predict the future performance of any of the basket currencies relative to the U.S. dollar or of the basket as a whole, or whether increases in the value of any of the basket currencies will be offset by decreases in the value of other basket currencies, based on their historical performance.

November 2009	Page 2

95% Capital Protected Capped Currency-Linked Notes due November 20, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The basket performance represents the weighted performance of the basket currencies relative to the U.S. dollar as expressed by the exchange rates of the basket currencies from the pricing date to the valuation dates.

▪
In the case of the Brazilian real, the Canadian dollar and the Norwegian krone exchange rates are expressed as the number of units of that currency per one U.S. dollar. As a result, a decrease in an exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar. This means that it takes fewer units of the relevant basket currency to purchase one U.S. dollar on a valuation date than it did on the pricing date. Viewed another way, one unit of the basket currency can purchase more dollars on such valuation date than it could on the pricing date. For example, the following illustrates an instance where BRL has strengthened relative to the U.S. dollar by approximately 10%:

Pricing date = 1.76120 BRL / 1 USD	Valuation date = 1.60109 BRL / 1 USD

▪
Conversely, an increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar. This means that it takes more of the relevant basket currency to purchase one U.S. dollar on a valuation date than it did on the pricing date. Viewed another way, one unit of the basket currency can purchase fewer dollars on such valuation date than it could on the pricing date. For example, the following illustrates an instance where BRL has weakened relative to the U.S. dollar by approximately 10%:

Pricing date = 1.76120 BRL / 1 USD	Valuation date = 1.95689 BRL / 1 USD

▪
In the case of the Australian dollar, exchange rates are expressed as the number of U.S. dollars per unit of the relevant basket currency. As a result, an increase in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar. This means that one unit of the relevant basket currency can purchase more U.S. dollars on a valuation date than it did on the pricing date. Viewed another way, it takes fewer of the relevant basket currency to purchase one U.S. dollar on such valuation date than it did on the pricing date. In the example below, the Australian dollar has strengthened relative to the U.S. dollar by 10%:

Pricing date = 0.89970 USD / 1 AUD	Valuation date = 0.98967 USD / 1 AUD

▪
Conversely, a decrease in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar. This means that one unit of the relevant basket currency can purchase fewer U.S. dollars on a valuation date than it did on the pricing date. Viewed another way, it takes more of the relevant basket currency to purchase one U.S. dollar on such valuation date than it did on the pricing date. In the example below, the Australian dollar has weakened relative to the U.S. dollar by 10%:

Pricing date = 0.89970 USD / 1 AUD	Valuation date = 0.80973 USD / 1 AUD

Actual exchange rates on the pricing date and valuation dates will vary from those used in the examples above.

November 2009	Page 3

95% Capital Protected Capped Currency-Linked Notes due November 20, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Key Benefits

Exposure to currencies is a component of portfolio diversification. Investors who believe that the four currencies may strengthen against the U.S. dollar or, put another way, who believe they have underweight exposure to the foreign currencies in the basket or overweight exposure to the U.S. dollar, or those concerned about the risks associated with investing directly in currencies can use the notes to gain exposure to the basket currencies while protecting 95% of principal at maturity.
Partial Principal Protection	▪ 95% principal protection at maturity regardless of the basket performance
Access	▪ Exposure to an equally-weighted basket of four currencies ▪ Diversification of underlying asset class exposure
Leverage Performance
▪ 170% upside participation in any basket appreciation, subject to the maximum payment at maturity. The investment will return less than par at maturity if the basket appreciates less than approximately 2.9412%.

Summary of Key Risks (see page 11)

▪	The notes may pay less than the principal amount at maturity

▪	No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.

▪	The appreciation potential of the notes is limited to the maximum payment at maturity.

▪	The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes.

▪	Currency exchange risk

▪	Government intervention could materially and adversely affect the value of the notes.

▪	The recent global financial crisis can be expected to heighten currency exchange risks.

▪	Many unpredictable factors will affect the value of the notes.

▪	Even though the basket currencies trade around-the-clock, the notes will not.

▪	Changes in the value of one or more of the basket currencies may offset each other.

▪	The value of a basket currency on one valuation date may offset its value on another valuation date.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Economic interests of the calculation agent may be potentially adverse to the investors.

▪	The notes will not be listed on any securities exchange. Secondary trading may be limited and you could receive less than par if you try to sell your notes prior to maturity.

▪	Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies.

November 2009	Page 4

95% Capital Protected Capped Currency-Linked Notes due November 20, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus. At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the minimum payment at maturity of $950 plus the supplemental redemption amount, if any, based on whether the basket of currencies has appreciated relative to the U.S. dollar on the valuation dates, subject to a cap. The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the notes, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
November 13, 2009	November 20, 2009 (5 business days after the pricing date)	November 20, 2011
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Basket:	Basket Currencies	Weighting
	Australian dollar (“AUD”)	25%
	Brazilian real (“BRL”)	25%
	Canadian dollar (“CAD”)	25%
	Norwegian krone (“NOK”)	25%
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Interest:	None
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof
Minimum payment amount:	$950 (95% principal protection)
Payment at maturity:	$950 + supplemental redemption amount, if any, subject to the maximum payment at maturity. In no event will the payment at maturity be less than $950 or greater than the maximum payment at maturity.
Maximum payment at maturity:	$1,205 per note (120.50% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date but will not be less than 120.50%.
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies

A depreciation of one or more basket currencies could partially or wholly offset any appreciation in any of the other basket currencies such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive 95% of your principal back at maturity.
Please see “Hypothetical Payout on the Notes” for full examples of how to calculate the basket performance at maturity.

Currency performance:
With respect to BRL,CAD and NOK:
(initial exchange rate / final average exchange rate) – 1
With respect to AUD:
(final average exchange rate / initial exchange rate) – 1
Under the terms of the notes, a positive currency performance means the basket currency has appreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has depreciated relative to the U.S. dollar.

Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of each basket currency as represented by the following formula: currency performance x weighting
Participation rate:	170%. The actual participation rate will be determined on the pricing date but will not be less than 170%.
Initial exchange rate:	The exchange rate as posted on the applicable reference source on the pricing date
Final average exchange rate:	The arithmetic average of the exchange rates posted on the applicable reference source on the valuation dates

For a description of how the final average exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” under “Description of Partially Capital Protected Currency-linked Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement for partially capital protected currency-linked notes.

Risk Factors:	Please see “Risk Factors” on page 11.

November 2009	Page 5

95% Capital Protected Capped Currency-Linked Notes due November 20, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Exchange rate:
With respect to BRL, CAD and NOK: the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source described herein.
With respect to AUD: the rate for conversion of U.S. dollars into one AUD as determined by reference to the applicable reference source described herein.
If any basket currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such basket currency after the pricing date and prior to any valuation date, the calculation agent, in its sole discretion, will determine the exchange rate (or make such adjustment to the initial exchange rate) with respect to each subsequent valuation date, in accordance with legal requirements and market practice.

Reference source:	AUD: Reuters “WMRSPOT12”	BRL: Reuters “BRFR”
	CAD: Reuters “WMRSPOT09”	NOK: Reuters “WMRSPOT06”
Valuation dates:	November 9, 2011, November 10, 2011, November 14, 2011, November 15, 2011 and November 16, 2011
General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482JN5
ISIN:	US617482JN51
Minimum purchase amount:	$10,000 / 10 note
Tax considerations:
Although the matter is not free from doubt, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. If the notes were priced on November 9, 2009, the “comparable yield” would be a rate of 2.0624% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,041.9094 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement. You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2009	$2.2916	$2.2916
January 1, 2010 through June 30, 2010	$10.3356	$12.6272
July 1, 2010 through December 31, 2010	$10.4422	$23.0694
January 1, 2011 through June 30, 2011	$10.5499	$33.6193
July 1, 2011 through the Maturity Date	$8.2901	$41.9094

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollar
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the underlying currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.

November 2009	Page 6

95% Capital Protected Capped Currency-Linked Notes due November 20, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Such purchase activity could affect the exchange rate for the basket currencies, and, therefore, the exchange rate that must prevail with respect to the underlying basket on the valuation dates before you would receive at maturity a payment that exceeds the principal amount of the notes. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Supplemental information regarding plan of distribution
JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the notes and will receive a fee from us that will not exceed $15 per $1,000 stated principal amount of notes.

This offering summary represents a summary of the terms and conditions of the notes. We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2009	Pagee 7

95% Capital Protected Capped Currency-Linked Notes due November 20, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Hypothetical Payout on the Notes

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $1,000 stated principal amount for a hypothetical range of basket performances. The table below reflects a maximum payment at maturity of $1,205 and a participation rate of 170%. The actual maximum payment at maturity and actual participation rate will be determined on the pricing date, but will be no less than $1,205 per note and no less than 170% respectively. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Basket Performance	Hypothetical Supplemental Redemption Amount	Hypothetical Payment at Maturity	Hypothetical Total Return
35.0000%	$255.00	$1,205.00	20.50%
30.0000%	$255.00	$1,205.00	20.50%
25.0000%	$255.00	$1,205.00	20.50%
16.0000%	$255.00	$1,205.00	20.50%
15.0000%	$255.00	$1,205.00	20.50%
10.0000%	$170.00	$1,120.00	12.00%
5.0000%	$85.00	$1,035.00	3.50%
2.9412%	$50.00	$1,000	0.00%
1.1765%	$20.00	$970	-3.00%
0.0000%	$0.00	$950	-5.00%
-10.0000%	$0.00	$950	-5.00%
-20.0000%	$0.00	$950	-5.00%
-30.0000%	$0.00	$950	-5.00%
-40.0000%	$0.00	$950	-5.00%
-50.0000%	$0.00	$950	-5.00%
-60.0000%	$0.00	$950	-5.00%
-70.0000%	$0.00	$950	-5.00%
-80.0000%	$0.00	$950	-5.00%
-90.0000%	$0.00	$950	-5.00%

November 2009	Page 8

95% Capital Protected Capped Currency-Linked Notes due November 20, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Payout Profile of the Notes

95% Capital Protected Capped Currency-Linked Notes due November 20, 2011 Total Return at Maturity:

Note: The maximum payment at maturity is achieved when the basket performance is equal to or greater than 15%. Investors will not participate in any basket appreciation above 15%.

November 2009	Page 9

95% Capital Protected Capped Currency-Linked Notes due November 20, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Calculating the Payment at Maturity

Presented below is a full example showing how to calculate the payment at maturity.

The following hypothetical example is provided for illustrative purposes only. Actual results will vary. Currency exchange rates or basket performances used in the examples below are hypothetical and do not reflect actual exchange rates or basket performances.

Hypothetical maximum payment at maturity =  $1,205 per note (120.50% of the stated principal amount)

Hypothetical participation rate = 170%

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Average Exchange Rate	% Appreciation / Depreciation
AUD	25%	0.91890	1.05674	15.00%
BRL	25%	1.72020	1.56382	10.00%
CAD	25%	1.07530	1.07530	0.00%
NOK	25%	5.69130	5.99084	–5.00%

Basket performance = Sum of currency performance values

[(final average AUD exchange rate / initial AUD exchange rate) – 1] x 25%, plus

[(initial BRL exchange rate / final average BRL exchange rate) – 1] x 25%, plus

[(initial CAD exchange rate / final average CAD exchange rate) – 1] x 25%, plus

[(initial NOK exchange rate / final average NOK exchange rate) – 1] x 25%

So, using the hypothetical exchange rates above:

[(1.05674 / 0.91890) –1] x 25% = 3.75% plus

[(1.72020 / 1.56382) –1] x 25% = 2.50% plus

[(1.07530 / 1.07530) –1] x 25% = 0.00% plus

 [(5.69130 / 5.99084) –1] x 25% = –1.25%

equals

Basket performance  = 5.00%

Hypothetical basket performance =  5.00%

Supplemental redemption amount =  $1,000 x basket performance x participation rate
 = $1,000 x 5.00% x 170% = $85

Because the basket performance is greater than zero, investors will receive a supplemental redemption amount. Therefore, the total payment at maturity per note will be $1,035, which is the sum of the $950 minimum payment at maturity and the supplemental redemption amount of $85.

The payment at maturity can not be greater than $1,205 (120.50% of the stated principal amount).

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the notes, because this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies. In this example, the appreciation of the Australian dollar and the Brazilian real is partially offset by the depreciation of the Norwegian krone.

November 2009	Page 10

95% Capital Protected Capped Currency-Linked Notes due November 20, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes. Accordingly, you should consult with your own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies. The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
No guarantee of full return of principal at maturity. The notes do not guarantee full return of principal at maturity. Because the payment at maturity is equal to $950 plus the supplemental redemption amount, the basket must appreciate more than approximately 2.9412% before you would receive a payment at maturity that is greater than or equal to the stated principal amount of the notes. You will lose money on your investment if the basket depreciates, does not appreciate or appreciates less than approximately 2.9412% against the U.S. dollar.

▪
No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities. The terms of the notes differ from ordinary debt securities in that no interest will be paid. Because the supplemental redemption amount is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity issued by us. In addition, the return of only the minimum payment at maturity will result in a loss on your investment in the notes.

▪
The notes have limited appreciation potential. If the basket performance is greater than 15%, you will only receive the maximum payment at maturity of $1,205 (120.50% of the stated principal amount) for each note you hold. The actual maximum payment at maturity will be determined on the pricing date.

▪
The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to Morgan Stanley’s credit risk and to changes in the market's view of Morgan Stanley’s creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
Currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant country and the U.S. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant countries and the U.S. and other countries important to international trade and finance. The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes. In addition the notes are linked to the performance of the Brazilian real, an emerging market currency.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket includes the currency of a less developed and less stable economy. Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country which may negatively affect the value of the notes.  For specific risks related to the Brazilian real please see the relevant descriptions under “Annex I – Certain Additional Currency Exchange Rate Risks” in the accompanying prospectus supplement for partially capital protected currency linked notes.

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Government intervention could materially and adversely affect the value of the notes. Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

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The recent global financial crisis can be expected to heighten currency exchange risks. In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than

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95% Capital Protected Capped Currency-Linked Notes due November 20, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

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others with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the basket currencies relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

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Many unpredictable factors will affect the value of the notes. These include: (i) exchange rates of the basket currencies; (ii) interest rate levels; (iii) volatility of the basket currencies; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments of the related basket currencies; and (viii) the issuer’s creditworthiness. In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention. As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

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Even though the basket currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying basket currencies are traded. Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes. This could prevent you from avoiding significant losses. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

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Changes in the value of one or more of the basket currencies may offset each other. A decrease in the value of one or more of the basket currencies relative to the U.S. dollar may wholly or partially offset any increase in the value of the other basket currencies relative to the U.S. dollar.

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The value of a basket currency on one valuation date may offset its value on another valuation date. The notes may pay less than the stated principal amount at maturity even when one or more basket currencies have appreciated relative to their initial exchange rates on any one valuation date, as such appreciation may be partially or entirely offset by depreciation on other valuation dates. Consequently, it is possible that you will receive at maturity an amount less than the $1,000 stated principal amount for each note you hold even if the basket’s performance is greater than approximately 2.9412% as measured on only one of the valuation dates.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes as well as the projected profit included in the cost of hedging its obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley as a result of dealer discounts, mark-ups or other transaction costs.

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Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer. Any determinations made by the calculation agent may affect the payment to you at maturity.

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The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. We and certain of our subsidiaries, including Morgan Stanley & Co. Incorporated ("MS & Co."), may, but are not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

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Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies. Affiliates of the issuer will carry out hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies. Affiliates of the issuer also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the value of the basket currencies and, as a result, could increase the value against the U.S. dollar at which the basket currencies must close on the valuation dates before you receive a payment at maturity that exceeds the principal amount of the notes.

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95% Capital Protected Capped Currency-Linked Notes due November 20, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies relative to the U.S. dollar for each quarter in the period from January 1, 2004 through November 6, 2009. The related graphs set forth each basket currency’s currency performance relative to the U.S. dollar for such period. We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification. We will not use Bloomberg to determine the applicable exchange rates. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.

AUD	High	Low	Period End
2004
First Quarter	0.7985	0.7336	0.7667
Second Quarter	0.7668	0.6824	0.6993
Third Quarter	0.7323	0.6885	0.7277
Fourth Quarter	0.7917	0.7216	0.7803
2005
First Quarter	0.7984	0.7553	0.7729
Second Quarter	0.7813	0.7495	0.7624
Third Quarter	0.7750	0.7393	0.7620
Fourth Quarter	0.7636	0.7242	0.7328
2006
First Quarter	0.7582	0.7049	0.7164
Second Quarter	0.7758	0.7158	0.7421
Third Quarter	0.7711	0.7419	0.7461
Fourth Quarter	0.7910	0.7421	0.7885
2007
First Quarter	0.8099	0.7704	0.8086
Second Quarter	0.8494	0.8132	0.8494
Third Quarter	0.8879	0.7912	0.8879
Fourth Quarter	0.9341	0.8573	0.8751
2008
First Quarter	0.9490	0.8613	0.9131
Second Quarter	0.9629	0.9072	0.9585
Third Quarter	0.9793	0.7907	0.7924
Fourth Quarter	0.7874	0.6013	0.7026
2009
First Quarter	0.7233	0.6300	0.6913
Second Quarter	0.8209	0.6966	0.8064
Third Quarter	0.8828	0.7786	0.8828
Fourth Quarter (through November 6, 2009)	0.9292	0.8652	0.9189

Australian dollar January 1, 2004 to November 6, 2009 (expressed as USD per 1 AUD)

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95% Capital Protected Capped Currency-Linked Notes due November 20, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

BRL	High	Low	Period End
2004
First Quarter	2.9645	2.7820	2.8953
Second Quarter	3.2118	2.8755	3.0850
Third Quarter	3.0782	2.8505	2.8608
Fourth Quarter	2.8800	2.6530	2.6560
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter	2.2737	1.9231	1.9518
Third Quarter	2.0092	1.7670	1.7670
Fourth Quarter (through November 6, 2009)	1.7866	1.7009	1.7202

Brazilian real January 1, 2004 to November 6, 2009 (expressed as BRL per 1 USD)

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95% Capital Protected Capped Currency-Linked Notes due November 20, 2011
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CAD	High	Low	Period End
2004
First Quarter	1.3427	1.2716	1.3093
Second Quarter	1.3967	1.3073	1.3328
Third Quarter	1.3331	1.2613	1.2613
Fourth Quarter	1.2717	1.1774	1.2019
2005
First Quarter	1.2553	1.2012	1.2104
Second Quarter	1.2694	1.2143	1.2251
Third Quarter	1.2436	1.1630	1.1630
Fourth Quarter	1.1939	1.1501	1.1620
2006
First Quarter	1.1720	1.1316	1.1686
Second Quarter	1.1710	1.0986	1.1170
Third Quarter	1.1417	1.1037	1.1180
Fourth Quarter	1.1657	1.1153	1.1657
2007
First Quarter	1.1845	1.1540	1.1540
Second Quarter	1.1594	1.0585	1.0653
Third Quarter	1.0787	0.9922	0.9922
Fourth Quarter	1.0208	0.9203	0.9984
2008
First Quarter	1.0349	0.9753	1.0253
Second Quarter	1.0294	0.9838	1.0215
Third Quarter	1.0752	0.9999	1.0644
Fourth Quarter	1.2962	1.0627	1.2188
2009
First Quarter	1.3012	1.1797	1.2602
Second Quarter	1.2600	1.0812	1.1623
Third Quarter	1.1675	1.0646	1.0695
Fourth Quarter (through November 6, 2009)	1.0839	1.0236	1.0753

Canadian dollar January 1, 2004 to November 6, 2009 (expressed as CAD per 1 USD)

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95% Capital Protected Capped Currency-Linked Notes due November 20, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

NOK	High	Low	Period End
2004
First Quarter	7.1341	6.6614	6.8444
Second Quarter	6.9855	6.6438	6.9260
Third Quarter	7.0431	6.6851	6.7073
Fourth Quarter	6.7520	6.0521	6.0805
2005
First Quarter	6.5725	6.0732	6.3385
Second Quarter	6.5940	6.2433	6.5328
Third Quarter	6.6665	6.2191	6.5468
Fourth Quarter	6.7991	6.4232	6.7442
2006
First Quarter	6.8351	6.5140	6.5525
Second Quarter	6.5043	5.9881	6.2213
Third Quarter	6.5960	6.1221	6.5329
Fourth Quarter	6.7760	6.0949	6.2356
2007
First Quarter	6.4893	6.0823	6.0823
Second Quarter	6.1266	5.8944	5.8944
Third Quarter	5.9717	5.3869	5.3869
Fourth Quarter	5.6076	5.2715	5.4371
2008
First Quarter	5.5628	5.0653	5.0950
Second Quarter	5.2290	4.9638	5.0891
Third Quarter	5.8628	5.0497	5.8628
Fourth Quarter	7.2228	5.9069	6.9538
2009
First Quarter	7.2152	6.2838	6.7369
Second Quarter	6.8341	6.1658	6.4311
Third Quarter	6.5652	5.7726	5.7726
Fourth Quarter (through November 6, 2009)	5.8157	5.5299	5.6913

Norwegian krone January 1, 2004 to November 6, 2009 (expressed as NOK per 1 USD)

November 2009	Page 16